Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:                                                Barbara Brungess

610-727-7199

bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS REVENUE OF $21.9 BILLION AND ADJUSTED DILUTED EPS FROM CONTINUING OPERATIONS OF $0.73

Company Now Expects Fiscal Year 2013

Adjusted Diluted EPS from Continuing Operations in the Range of $3.06 to $3.11

VALLEY FORGE, PA, July 24, 2013 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year third quarter ended June 30, 2013, adjusted diluted earnings per share from continuing operations were $0.73, which excludes LIFO expense of $122.1 million and warrant expense of $35.8 million.  On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share from continuing operations were $0.27 in the quarter.  Revenue in the quarter was $21.9 billion, up 13.3 percent.  The Company also narrowed the range of its expectations for the full fiscal year 2013 adjusted diluted earnings per share from continuing operations to $3.06 to $3.11 from its previous range of $3.04 to $3.14.

In the tables that follow, we present our GAAP results as well as a reconciliation of GAAP income from continuing operations to non-GAAP adjusted income from continuing operations for the June quarter and the first nine months of fiscal 2013.  Fiscal 2012 results are presented on a GAAP basis only, and include a LIFO expense of $4.7 million in the June quarter, and $11.4 million for the first nine months of fiscal 2012.  There was no warrant expense in fiscal 2012.

“In our June quarter, AmerisourceBergen delivered solid performance and made significant progress on strategic initiatives,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “We completed two previously announced divestitures, obtained the required regulatory approvals on certain aspects of our new strategic long-term relationship with Walgreen Co.  and Alliance Boots GmbH, and have begun to prepare our network for the onboarding of the new Walgreens distribution contract in September.  In addition, we recently enhanced our financial flexibility by increasing the borrowing capacity of our revolver and our securitization programs.  Not only are we on track to meet our objectives for the full fiscal year, but we have taken important steps to strengthen our ability to generate sustainable long term growth that benefits all of our stakeholders.”

The comments below compare adjusted results for fiscal 2013 to GAAP results for fiscal 2012.

Summary of Quarterly Results

•                  Revenue:  Revenue was $21.9 billion in the third quarter of fiscal 2013, a 13.3 percent increase over the same quarter in the previous fiscal year, driven by a 16 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue, and a 5 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue.

•                  Gross Profit:  Gross profit in the fiscal 2013 third quarter was $684.5 million, a 2.5 percent increase over the year-ago same period, driven by contributions from one incremental month of World Courier results in the third quarter of fiscal 2013, offset by lower contributions from our Pharmaceutical Distribution Segment.  The World Courier acquisition anniversaried in May 2013.  Gross profit as a percentage of revenue decreased 34 basis points to 3.12 percent over the same period in the previous year.

•                  Operating Expenses:  For the third quarter of fiscal 2013, operating expenses were $392.0 million compared with $343.5 million in the prior fiscal year’s third quarter, a 14.1 percent increase.  The increase in operating expenses was due primarily to World Courier, and deal related transaction costs, primarily related to professional fees relating to the Walgreens and Alliance Boots transaction.  In the fiscal third quarter of 2013, operating expenses as a percentage of revenue were 1.79 percent, up 1 basis point from the same period in the previous fiscal year.

•                  Operating Income:  In the fiscal 2013 third quarter, operating income decreased 9.8 percent to $292.5 million, due to lower gross profit in our Pharmaceutical Distribution segment, and deal related transaction costs.  Operating income as a percentage of revenue decreased 34 basis points to 1.34 percent in the period compared with the previous year’s third quarter.

•                  Tax Rate:  The adjusted effective tax rate for the third quarter of fiscal 2013 was 37.4 percent, compared to 37.7 percent in the previous fiscal year’s third quarter.

•                  Earnings Per Share:  Adjusted diluted earnings per share from continuing operations were down 1.4 percent to $0.73 in the third quarter of fiscal 2013 compared to $0.74 in the previous fiscal year’s third quarter.  While income from continuing operations decreased 9.9 percent, adjusted

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diluted earnings per share only decreased 1.4 percent due to the 7.8 percent reduction in diluted weighted average shares outstanding.

•                  Shares Outstanding:  Diluted weighted average shares outstanding for the third quarter of fiscal year 2013 were 235.7 million, down 20.1 million shares from the previous fiscal year’s third quarter due primarily to share repurchases, net of option exercises over the last twelve months.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group.  Other includes AmerisourceBergen Consulting Services (ABCS) and World Courier.  The results of operations from AndersonBrecon and AmerisourceBergen Canada Corporation, both of which were sold in the third quarter of fiscal 2013, are reported as discontinued operations.

Pharmaceutical Distribution Segment

In the third fiscal quarter of 2013, Pharmaceutical Distribution revenues were $21.5 billion, an increase of 13 percent compared to the same quarter in the prior year.  ABDC revenues increased 16 percent, due primarily to the previously announced contract with our large PBM customer, and a smaller negative impact from brand to generic conversions.  ABSG revenues increased 5 percent, which was driven by strong performance in our blood products, vaccine and physician office distribution businesses partially offset by a revenue decline in our oncology business.  Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue.  Total intrasegment revenues were $810.1 million and $673.3 million in the quarters ended June 30, 2013 and 2012, respectively.

Operating income of $287.2 million in the June quarter of fiscal 2013 decreased 7 percent compared to the same period in the previous year driven by a 28 basis point decline in operating margin due to a shift in customer mix towards lower margin business in both ABDC and ABSG, disappointing performance in our oncology business, and fewer new generic launches to offset those impacts.

Other

Revenues in Other increased 17% and were $466.7 million in the third quarter of fiscal 2013, including significant contributions from an incremental month of World Courier operating results

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compared to the prior year.  Gross profit and expenses also increased compared to the prior year due primarily to contributions from World Courier.  Operating income increased significantly to $25.1 million in the third quarter of 2013, with the majority of the increase provided by improved World Courier performance.

Fiscal Year 2013 Expectations

“Looking ahead, the Company now expects adjusted diluted earnings per share from continuing operations in fiscal year 2013 to be in the range of $3.06 to $3.11,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “We continue to expect revenue growth in the 11 percent to 13 percent range; operating income decline in the 3 percent to 5 percent range; an operating margin decline in the range of 24 to 29 basis points; and free cash flow in the range of $100 million to $200 million, which includes capital expenditures of approximately $240 million.  We have repurchased $401 million in shares through June 30, 2013, in line with our expectations for the full fiscal year.”

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on July 24, 2013.

Participating in the conference call will be:

Steven H. Collis, President & Chief Executive Officer

Tim G. Guttman, Senior Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 288-0329.  No access code is required for the call.  The live call will also be webcast via the Company’s website at www.amerisourcebergen.com.  Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast.  A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days.  The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days.  To access the telephone replay from within the US, dial (800) 475-6701.  From outside the US, dial (320) 365-3844.  The access code for the replay is 297735.

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About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from niche premium logistics and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With over $80 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #32 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated.  Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase, and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to realize the anticipated benefits of the implementation of an enterprise resource planning (ERP) system;  interest rate and foreign currency exchange rate fluctuations; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; economic, business, competitive and/or regulatory developments outside of the United States; risks associated with the strategic, long-term relationship among Walgreen Co., Alliance Boots GmbH, and AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of the transaction documents among the parties (including, among others, the distribution agreement or the generics agreement), an impact on our earnings per share resulting from the issuance of the Warrants, an inability to realize anticipated benefits (including benefits resulting from participation in the Walgreens Boots Alliance Development GmbH joint venture), the disruption of AmerisourceBergen’s cash flow and ability to return value to its stockholders in accordance with its past practices, disruption of or changes in vendor, payer and customer relationships and terms, and the reduction of AmerisourceBergen’s operational, strategic or financial flexibility; the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, AmerisourceBergen does not undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

# # #

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	June 30,	% of	June 30,	% of	%
	2013	Revenue	2012	Revenue	Change

Revenue	$21,906,648	100.00%	$19,326,807	100.00%	13.3%

Cost of goods sold	21,344,198		18,658,941		14.4%

Gross profit (1)	562,450	2.57%	667,866	3.46%	-15.8%

Operating expenses:
Distribution, selling and administrative	331,173	1.51%	303,812	1.57%	9.0%
Depreciation and amortization	41,138	0.19%	35,533	0.18%	15.8%
Warrants (2)	35,815	0.16%	—	—%
Employee severance, litigation and other, net (3)	19,678	0.09%	4,135	0.02%
Total operating expenses	427,804	1.95%	343,480	1.78%	24.5%

Operating income	134,646	0.61%	324,386	1.68%	-58.5%

Other loss (income)	525	—%	(4,785)	-0.02%

Interest expense, net	18,190	0.08%	23,771	0.12%	-23.5%

Income before income taxes	115,931	0.53%	305,400	1.58%	-62.0%

Income taxes	51,821	0.24%	115,223	0.60%	-55.0%

Income from continuing operations	64,110	0.29%	190,177	0.98%	-66.3%

Income (loss) from discontinued operations, net of income taxes	104,329		(8,906)

Net income	$168,439	0.77%	$181,271	0.94%

Basic earnings per share:
Continuing operations	$0.28		$0.75		-62.7%
Discontinued operations	0.45		(0.04)
Rounding	—		0.01
Total	$0.73		$0.72

Diluted earnings per share:
Continuing operations	$0.27		$0.74		-63.5%
Discontinued operations	0.44		(0.03)
Total	$0.71		$0.71

Weighted average common shares outstanding:
Basic	231,002		252,116
Diluted (4)	235,669		255,725		-7.8%

(1)         Includes a $6.0 million gain from antitrust litigation settlements and a $122.1 million LIFO expense charge in the three months ended June 30, 2013.  Includes a $4.7 million LIFO expense charge in the three months ended June 30, 2012.

(2)         Expense related to common stock warrants issued to Walgreens and Alliance Boots in connection with the previously announced transaction.

(3)         Includes $1.6 million of restructuring costs and $18.1 million of deal-related transaction costs, primarily related to professional fees with respect to the Walgreens / Alliance Boots transaction, in the three months ended June 30, 2013. Includes $4.1 million of deal-related transaction costs in the three months ended June 30, 2012.

(4)         Includes the dilutive effect of stock options, restricted stock, and restricted stock units.  The Warrants were anti-dilutive in the three months ended June 30, 2013.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Nine		Nine
	Months Ended		Months Ended
	June 30,	% of	June 30,	% of	%
	2013	Revenue	2012	Revenue	Change

Revenue	$63,490,127	100.00%	$59,016,363	100.00%	7.6%

Cost of goods sold	61,549,860		57,095,494		7.8%

Gross profit (1)	1,940,267	3.06%	1,920,869	3.25%	1.0%

Operating expenses:
Distribution, selling and administrative	975,409	1.54%	823,418	1.40%	18.5%
Depreciation and amortization	119,690	0.19%	95,881	0.16%	24.8%
Warrants (2)	39,576	0.06%	—	—%
Employee severance, litigation and other (3)	21,383	0.03%	16,721	0.03%
Total operating expenses	1,156,058	1.82%	936,020	1.59%	23.5%

Operating income	784,209	1.24%	984,849	1.67%	-20.4%

Other loss (income)	1,251	—%	(4,917)	-0.01%

Interest expense, net	55,225	0.09%	69,432	0.12%	-20.5%

Income before income taxes	727,733	1.15%	920,334	1.56%	-20.9%

Income taxes	284,859	0.45%	349,422	0.59%	-18.5%

Income from continuing operations	442,874	0.70%	570,912	0.97%	-22.4%

Loss from discontinued operations, net of income taxes	(60,190)		(15,420)

Net income	$382,684	0.60%	$555,492	0.94%

Basic earnings per share:
Continuing operations	$1.91		$2.23		-14.3%
Discontinued operations	(0.26)		(0.06)
Total	$1.65		$2.17

Diluted earnings per share:
Continuing operations	$1.88		$2.19		-14.2%
Discontinued operations	(0.26)		(0.06)
Rounding	0.01		—
Total	$1.63		$2.13

Weighted average common shares outstanding:
Basic	231,273		256,260
Diluted (4)	235,428		260,404		-9.6%

(1)         Includes a $21.7 million gain from antitrust litigation settlements and a $123.0 million LIFO expense charge in the nine months ended June 30, 2013.  Includes a $11.4 million LIFO expense charge in the nine months ended June 30, 2012.

(2)         Expense related to common stock warrants issued to Walgreens and Alliance Boots in connection with the previously announced transaction.

(3)         Includes $22.8 million of deal-related transaction costs, primarily related to professional fees with respect to the Walgreens / Alliance Boots transaction, and the net reversal of $(1.4) million of employee severance and other restructuring costs in the nine months ended June 30, 2013.  Includes $6.1 million of employee severance costs and $10.6 million of deal-related transaction costs in the nine months ended June 30, 2012.

(4)         Includes the dilutive effect of stock options, restricted stock, and restricted stock units.  The Warrants were anti-dilutive in the nine months ended June 30, 2013.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF CONTINUING OPERATIONS (GAAP) TO ADJUSTED CONTINUING OPERATIONS (NON-GAAP)

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended June 30, 2013
				Adjusted	%
	GAAP	LIFO Expense	Warrant Expense	Non-GAAP	Change (1)

Revenue	$21,906,648	$—	$—	$21,906,648	13.3%
Cost of goods sold	21,344,198	(122,077)	—	21,222,121	13.7%
Gross profit	562,450	122,077	—	684,527	2.5%
Operating expenses	427,804	—	(35,815)	391,989	14.1%
Operating income	134,646	122,077	35,815	292,538	-9.8%
Other loss	525	—	—	525
Interest expense, net	18,190	—	—	18,190	-23.5%
Income before income taxes	115,931	122,077	35,815	273,823	-10.3%
Income taxes (2)	51,821	47,451	3,137	102,409	-11.1%
Income from continuing operations	$64,110	$74,626	$32,678	$171,414	-9.9%

Diluted earnings per share from continuing operations	$0.27	$0.32	$0.14	$0.73	-1.4%

Diluted weighted average common shares outstanding	235,669	235,669	235,669	235,669	-7.8%

	Nine Months Ended June 30, 2013
				Adjusted	%
	GAAP	LIFO Expense	Warrant Expense	Non-GAAP	Change (1)

Revenue	$63,490,127	$—	$—	$63,490,127	7.6%
Cost of goods sold	61,549,860	(123,029)	—	61,426,831	7.6%
Gross profit	1,940,267	123,029	—	2,063,296	7.4%
Operating expenses	1,156,058	—	(39,576)	1,116,482	19.3%
Operating income	784,209	123,029	39,576	946,814	-3.9%
Other loss	1,251	—	—	1,251
Interest expense, net	55,225	—	—	55,225	-20.5%
Income before income taxes	727,733	123,029	39,576	890,338	-3.3%
Income taxes (2)	284,859	47,813	4,267	336,939	-3.6%
Income from continuing operations	$442,874	$75,216	$35,309	$553,399	-3.1%

Diluted earnings per share from continuing operations	$1.88	$0.32	$0.15	$2.35	7.3%

Diluted weighted average common shares outstanding	235,428	235,428	235,428	235,428	-9.6%

Note - No adjustments have been made to prior year GAAP continuing operations for the three and nine month periods ended June 30, 2012.

(1)         Percentage change in comparison to prior year operating results, which do not include any non-GAAP adjustments.

(2)         The income tax rate applicable to warrant expense is lower than our normal income tax rate as a portion of the warrant expense is not tax deductible.  The income tax rate on warrant expense will vary by quarter depending upon the expected quarterly changes in the fair value of the Warrants.

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	September 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$1,567,585	$1,066,608
Accounts receivable, net	4,585,488	3,784,619
Merchandise inventories	5,895,089	5,472,010
Prepaid expenses and other	90,911	72,374
Assets held for sale	—	662,853
Total current assets	12,139,073	11,058,464

Property and equipment, net	777,091	743,684
Other long-term assets	3,663,168	3,640,108

Total assets	$16,579,332	$15,442,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,009,224	$9,492,589
Other current liabilities	1,432,424	1,533,291
Liabilities held for sale	—	239,706
Total current liabilities	12,441,648	11,265,586

Long-term debt	1,396,439	1,395,931

Other long-term liabilities	323,051	325,897

Stockholders’ equity	2,418,194	2,454,842

Total liabilities and stockholders’ equity	$16,579,332	$15,442,256

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine	Nine
	Months Ended	Months Ended
	June 30,	June 30,
	2013	2012

Operating Activities:
Net income	$382,684	$555,492
Loss from discontinued operations	60,190	15,420
Income from continuing operations	442,874	570,912
Adjustments to reconcile income from continuing operations to net cash provided by operating activities	207,560	181,947
Changes in operating assets and liabilities	84,605	138,284
Net cash provided by operating activities - continuing operations	735,039	891,143
Net cash provided by (used in) operating activities - discontinued operations	84,025	(131,088)
Net cash provided by operating activities	819,064	760,055

Investing Activities:
Capital expenditures	(137,927)	(92,881)
Proceeds from sales of businesses	331,630	—
Cost of acquired companies, net of cash acquired	—	(778,755)
Other	523	23
Net cash provided by (used in) investing activities - continuing operations	194,226	(871,613)
Net cash used in investing activities - discontinued operations	(11,672)	(34,712)
Net cash provided by (used in) investing activities	182,554	(906,325)

Financing Activities:
Net borrowings	—	444,290
Purchases of common stock	(401,091)	(514,258)
Exercises of stock options	132,766	91,092
Cash dividends on common stock	(147,005)	(100,081)
Other	(34,773)	(10,528)
Net cash used in financing activities - continuing operations	(450,103)	(89,485)
Net cash (used in) provided by financing activities - discontinued operations	(50,538)	65,513
Net cash used in financing activities	(500,641)	(23,972)

Increase (decrease) in cash and cash equivalents	500,977	(170,242)

Cash and cash equivalents at beginning of period	1,066,608	1,825,990

Cash and cash equivalents at end of period	$1,567,585	$1,655,748

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,
Revenue	2013	2012	% Change

Pharmaceutical Distribution	$21,490,543	$18,985,491	13%
Other (1)	466,710	397,452	17%
Intersegment eliminations	(50,605)	(56,136)	-10%

Revenue	$21,906,648	$19,326,807	13%

	Three Months Ended June 30,
Operating Income	2013	2012	% Change

Pharmaceutical Distribution	$165,079	$307,345	-46%
LIFO	122,077	—	N/M
Adjusted Pharmaceutical Distribution	287,156	307,345	-7%
Other (1)	25,060	21,176	18%
LIFO	(122,077)	—	N/M
Warrants	(35,815)	—	N/M
Employee severance, litigation and other	(19,678)	(4,135)	N/M

Operating income	$134,646	$324,386	-58%

	Three Months Ended June 30, 2013		Three Months Ended June 30, 2012
Percentages of revenue:	GAAP	Non-GAAP	GAAP (2)

Pharmaceutical Distribution
Gross profit	2.06%	2.63%	3.05%
Operating expenses	1.30%	1.30%	1.44%
Operating income	0.77%	1.34%	1.62%

Other (1)
Gross profit	25.51%	N/A	22.15%
Operating expenses	20.14%	N/A	16.82%
Operating income	5.37%	N/A	5.33%

AmerisourceBergen Corporation
Gross profit	2.57%	3.12%	3.46%
Operating expenses	1.95%	1.79%	1.78%
Operating income	0.61%	1.34%	1.68%

(1)         Other for the three months ended June 30, 2013 is comprised of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the World Courier Group, Inc. operating segment.  Other for the three months ended June 30, 2012 is comprised of the ABCS operating segment and the World Courier Group, Inc. operating segment (beginning May 1, 2012).

(2)         Margin percentages in the prior year period do not include any non-GAAP adjustments.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Nine Months Ended June 30,
Revenue	2013	2012	% Change

Pharmaceutical Distribution	$62,300,468	$58,243,723	7%
Other (1)	1,329,984	903,178	47%
Intersegment eliminations	(140,325)	(130,538)	7%

Revenue	$63,490,127	$59,016,363	8%

	Nine Months Ended June 30,
Operating Income	2013	2012	% Change

Pharmaceutical Distribution	$774,599	$947,064	-18%
LIFO	123,029	—	N/M
Adjusted Pharmaceutical Distribution	897,628	947,064	-5%
Other (1)	70,569	54,506	29%
LIFO	(123,029)	—	N/M
Warrants	(39,576)	—	N/M
Employee severance, litigation and other	(21,383)	(16,721)	N/M

Operating income	$784,209	$984,849	-20%

	Nine Months Ended June 30, 2013		Nine Months Ended June 30, 2012
Percentages of revenue:	GAAP	Non-GAAP	GAAP (2)

Pharmaceutical Distribution
Gross profit	2.55%	2.75%	3.01%
Operating expenses	1.31%	1.31%	1.38%
Operating income	1.24%	1.44%	1.63%

Other (1)
Gross profit	26.29%	N/A	18.71%
Operating expenses	20.98%	N/A	12.68%
Operating income	5.31%	N/A	6.03%

AmerisourceBergen Corporation
Gross profit	3.06%	3.25%	3.25%
Operating expenses	1.82%	1.76%	1.59%
Operating income	1.24%	1.49%	1.67%

(1)         Other for the nine months ended June 30, 2013 is comprised of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the World Courier Group, Inc. operating segment.  Other for the nine months ended June 30, 2012 is comprised of the ABCS operating segment and the World Courier Group, Inc. operating segment (beginning May 1, 2012).

(2)         Margin percentages in the prior year period do not include any non-GAAP adjustments.